Exhibit 4.1

AMENDMENT NUMBER ONE

to

WARRANT AGREEMENT

between

SEP ACQUISITION CORP.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

THIS AMENDMENT NUMBER ONE TO WARRANT AGREEMENT (this “Amendment”), dated as of January 29, 2024, is by and between SEP Acquisition Corp., a Delaware corporation formerly known as “Mercury Ecommerce Acquisition Corp.” (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”). Defined terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Original Warrant Agreement (defined below).

RECITALS

WHEREAS, the Company and Warrant Agent are parties to that certain Warrant Agreement dated as of July 21, 2021 (the “Original Warrant Agreement”);

WHEREAS, the Company, SEP Acquisition Holdings Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”), and SANUWAVE Health, Inc., a Nevada corporation (“Target”), have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated August 23, 2023 (the “Effective Date”), pursuant to which Target will merge with and into Merger Sub (the “Merger”), with Target being the surviving entity in the Merger (the date of such Merger, the “Closing Date”);

WHEREAS, pursuant to Section 9.8 of the Original Warrant Agreement, this Amendment has been approved by vote or written consent of the Registered Holders of more than 50% of the outstanding Public Warrants, and each of the Registered Holders of the Private Placement Warrants; and

WHEREAS, the Company and the Registered Holders have agreed to amend the Original Warrant Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto, intending to be legally bound hereby, agree as of the date hereof, as follows:

AGREEMENTS

1. Amendments to Original Warrant Agreement. The Original Warrant Agreement is hereby amended as follows:

(a) A new Section 10 shall be added to the Original Warrant Agreement that reads as follows:

10. Merger Transaction Matters.

(a) Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 23, 2023 (the “Effective Date”), by and among the Company, SEP Acquisition Holdings Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”), and SANUWAVE Health, Inc., a Nevada corporation (“Target”), pursuant to which Target will merge with and into Merger Sub (the “Merger”), with Target being the surviving entity in the Merger (the date of such Merger, the “Closing Date” and the consummation of such Merger, the “Closing”).

(b) Notwithstanding anything to the contrary set forth in this Agreement or any Warrant issued thereunder, at all times between the date hereof and the earlier of Closing or the termination of the Merger Agreement (the “Merger Period”), the:

(1) Public Warrants are not exercisable to purchase shares of Class A Common Stock, and instead, effective as of immediately prior to the effective time of the Merger (the “Effective Time”) shall be automatically converted solely into the right to receive 450,336 shares of Class A Common Stock of the Company, calculated in respect of each Registered Holder of Public Warrants, as follows: each Public Warrant shall be converted into the right to receive, effective as of immediately prior to the Effective Time, that number of shares of Class A Common Stock equal to: (1) (i) the number of shares of Class A Common Stock issuable to such Registered Holder if such Registered Holder’s Public Warrants had been exercised under the terms of Section 3 of this Agreement divided by (ii) the number of shares of Class A Common Stock issuable if all the Public Warrants had been exercised under the terms of Section 3 of this Agreement, multiplied by (2) 450,336.

(2) Private Placement Warrants are not exercisable to purchase shares of Class A Common Stock and instead, effective as of immediately prior to the Effective Time, shall be automatically converted solely into the right to receive 400,000 shares of Class A Common Stock of the Company, calculated in respect of each Registered Holder of Private Placement Warrants, as follows: each Private Placement Warrant shall be converted into the right to receive, effective as of immediately prior to the Effective Time, that number of shares of Class A Common Stock equal to: (1) (i) the number of shares of Class A Common Stock issuable to such Registered Holder if such Registered Holder’s Private Placement Warrants had been exercised under the terms of Section 3 of this Agreement divided by (ii) the number of shares of Class A Common Stock issuable if all of the Private Placement Warrants had been exercised under the terms of Section 3 of this Agreement, multiplied by (2) 400,000.

(c) During the Merger Period, the (i) terms of Section 3 of this Agreement regarding any exercise of a Warrant or issuance of Class A Common Stock in connection therewith shall be of no force or effect and (ii) the terms of Section 6 of this Agreement shall be of no force or effect.

(d) If, by reason of any exchange of Warrants contemplated by this Section 10, the Registered Holder of any Warrant would be entitled, upon such exchange, to receive a fractional interest in a share of Class A Common Stock, the Company shall round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such Registered Holder.

(e) Subject to the terms of subsection (f) below, all provisions set forth in this Agreement relating to the issuance of shares of Class A Common Stock to a Registered Holder of Warrants upon an exercise of the Warrants shall apply, mutatis mutandis, to the issuance of shares of Class A Common Stock to a Registered Holder of Warrants in exchange for such Registered Holder’s Warrants. In the event of any conflict between the terms of subsection (f) and any other term of this Agreement, subsection (f) shall control.

(f) Each Registered Holder shall be entitled to receive the number of shares of Class A Common Stock to which it is entitled under subsection (b) above, on or as soon as reasonably practicable after the Closing Date, but subject to the delivery by such holder to the Transfer Agent of the following items prior thereto (collectively, the “Transmittal Documents”) in forms mutually agreed by the Company and Target prior to the Closing: (i) a properly completed and duly executed Letter of Transmittal; and (ii) such other related documents as may be reasonably requested by the Transfer Agent or the Company. Until so surrendered, each Warrant shall represent after the Closing Date for all purposes only the right to receive the shares of Class A Common Stock attributable to such Warrant. If any portion of the shares of Class A Common Stock are to be issued to a Person other than the Person in whose name the Warrant is registered immediately prior to the Closing Date, it shall be a condition to such issuance that (i) the Person in whose name such portion of the shares are to be issued shall have executed and delivered such Transmittal Documents as are reasonably deemed necessary by the Transfer Agent or the Company, and (ii) the Person requesting such delivery shall pay to the Transfer Agent any transfer or other taxes required as a result of such issuance to a Person other than the Registered Holder or establish to the satisfaction of the Transfer Agent that such tax has been paid or is not payable. Subject to applicable Law, following delivery of the Transmittal Documents, the Company shall promptly deliver to the Registered Holder, without interest, book-entry shares representing Class A Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such Class A Common Stock.

(g) All Class A Common Stock issued in exchange for and upon surrender of the Warrant(s) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Warrant(s). Any Registered Holder who has not exchanged its Warrant(s) for shares of Class A Common Stock in accordance with this Section 10 prior to the date that is four (4) years after the Effective Time shall thereafter look only to the Company for payment of the shares of Class A Common Stock attributable to such Warrant(s) without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Company, Target or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Notwithstanding the foregoing, this Section 10 shall terminate, and have no further force and effect, on the date the Merger Agreement is terminated in accordance with its terms.

(i) (i) This Agreement shall automatically terminate and each Warrant hereunder shall automatically be cancelled, without any further action of the Company or any other party, upon the Closing and issuance of shares of Class A Common Stock to the Registered Holders of the Public Warrants and Private Placement Warrants in accordance with this Section 10. Each Registered Holder of Warrants shall cease to have any rights related to this Agreement or such Warrants upon such termination and cancellation.

2. Effect of Amendment. The undersigned hereby agree and acknowledge that, except as provided in this Amendment, the Original Warrant Agreement shall remain in full force and effect and has not been modified or amended in any respect, it being the intention of the undersigned that this Amendment and the Warrant be read, construed and interpreted as one and the same instrument.

3. Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

4. Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5. Governing Law. The validity, interpretation, and performance of the Agreement, including this Amendment, and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SEP Acquisition Corp.

By:	/s/ R. Andrew White
	Name:	R. Andrew White
	Title:	President and Chief Executive Officer

Continental Stock Transfer & Trust Company, as Warrant Agent

By:	/s/ Erika Young
	Name:	Erika Young
	Title:	Vice President

[Signature Page to Amendment No. One to Warrant Agreement]